Exhibit 4.2
                Articles of Arrangement and general and By-Law

Pursuant to Section 12.1(1)(a) of National Instrument 51-102 - Continuous Disclosure Obligations, Magna International Inc. ("Magna") filed on SEDAR on March 28, 2005 a copy of the Articles of Arrangement of Decoma International Inc. dated March 6, 2005 (the "Articles of Arrangement"), which include as Exhibit A thereto the Decoma International Inc. Plan of Arrangement under section 182 of the Business Corporations Act (Ontario) (the "Plan of Arrangement").

Pursuant to Section 2.2(e)(v) of the Plan of Arrangement, the Articles of Arrangement are deemed to be the articles of amalgamation of Magna and the Certificate giving effect to the Magna Amalgamation (as such term is defined in the Plan of Arrangement) is deemed to be the certificate of incorporation of Magna.

[GRAPHIC OMITTED] For Ministry Use Only             Ontario Corporation Number
A l'usage exclusif du ministere                  Numero de la societe en Ontario
Ministry of Consumer and                                     1249104
Business Services         Ontario                -------------------------------
CERTIFICATE
This is to certify that these articles                 AMALGAMATION NUMBER
are effective on MARCH 06, 2005                                    1650544




Ministere des Services aux consommateurs et aux entreprises
CERTIFICAT
Ceci certifie que les presents status
entrent en viqueur le 06 MARS, 2005

------------------------------------------


                  Director / Directrice
Business Corporations Act / Loi sur les societes par actions

------------------------------------------------------------------------------
                            ARTICLES OF ARRANGEMENT
                             STATUTS D'ARRANGEMENT

    Form 8
   Business
 Corporations
     Act


  Formule 8
 Loi sur les
societes par
   actions


1.  The name of the corporation is:         Denomination sociale de la societe:

------------------------------------------------------------------------------
    DECOMA INTERNATIONAL INC.
------------------------------------------------------------------------------
------------------------------------------------------------------------------
------------------------------------------------------------------------------


2.  The new name of the corporation (if changed by the        Nouvelle denomination sociale de la societe si elle est
    arrangement:)                                             modifiee par suite de l'arrangement:

------------------------------------------------------------------------------
    MAGNA INTERNATIONAL INC.
------------------------------------------------------------------------------
------------------------------------------------------------------------------
------------------------------------------------------------------------------


3. Date of incorporation/amalgamation:                        Date de la constitution ou de la fusion.

                                  30-07-1997
------------------------------------------------------------------------------
                               (Day,Month,Year)
                               (jour,mois,annee)


4. The arrangement has been approved by the shareholders      Les actionnaires de la societe ont approuve 1'arrangement
   of the corporation in accordance with section 182 of       conformement a l'article 182 de la Loi sur les societes par actions.
   the Business Corporations Act.

5. A copy of the arrangement is attached to these articles    Una copie de l'arrangement constitue l'annexe "A".
   as Exhibit "A".

6. The arrangement was approved by the court on               La cour a appprouve l'arrangement le


------------------------------------------------------------------------------
                                  02-03-2005
                              (Day, Month, Year)
                              (Jour, mois, annee)

   and a certified copy of the Order of the court             Une copie certifiee conforme de l'ordonnance de la cour constitue
   is attached to these articles as Exhibit "B".              l'annexe "B".

7. The terms and conditions to which the scheme is made       Les conditions que l'ordonnance impose au projet d'arrangement
   subject by the Order have been complied with.              ont ete respectees.

These articles are signed in duplicate.                       Les presents statuts sort signes en double exemplaire.

                                                                  DECOMA INTERNATIONAL INC.
                                                                ---------------------------------------------------
DYE & DURHAM                                                                        (Name of Corporation)
FORM 8 (B.C.A)                                                             (Denomination sociale de la societe)
08/96
                                                                                                Exec. Vice-President,
                                                                                                Secretary & General
CBR 198                                                                                         Counsel
                                                       By/Par:  ___________________________________________________________
                                                                        (Signature)          (Description of Office)
                                                                        (Signature)                (Fonction)

              --------------------------------------------------

                                  EXHIBIT "A"



                           DECOMA INTERNATIONAL INC.

                     PLAN OF ARRANGEMENT UNDER SECTION 182
                  OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

                                   ARTICLE I
                                INTERPRETATION

1.1 Definitions.

    In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"Amalco" means the corporation continuing from the Amalgamation;

"Amalco Board of Directors" means the board of directors of Amalco;

"Amalco Common Share" means a common share in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule 1.1 hereto;

"Amalco Continuing Options" means all Decoma Options, other than Decoma Exchange Elected Options;

"Amalco Redeemable Preferred Share" means a redeemable preferred share in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule 1.1 hereto;

"Amalco Shares" means Amalco Common Shares, Amalco Redeemable Preferred Shares and Amalco Special Shares;

"Amalco Special Share" means a special share in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule 1.1 hereto;

"Amalgamation" means the amalgamation of Decoma and Magna Subco described in
Section 2.2(b) hereto;

"Arrangement" means the arrangement of Decoma under section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
Article 5 or made at the direction of the Court in the Final Order;

"Arrangement Agreement" means the Arrangement Agreement made as of January 13, 2005 between Magna and Decoma, as amended, supplemented or restated in accordance therewith prior to the Effective Time, providing for, among other things, the Arrangement;

"Articles of Arrangement" means the articles of arrangement of Decoma in respect of the Arrangement that are required by the OBCA to be sent to the Director after the Final Order is made in order to give effect to the Arrangement;

"Average Market Price" means the amount (rounded to the nearest one hundredth of a cent) equal to the volume-weighted average trading price of the Magna Class A Shares on the TSX for the five (5) consecutive trading days ending on the last trading day immediately preceding the Effective Date;

"Business Day" means any day on which commercial banks are generally open for business in Toronto, Ontario and New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario or New York, New York under applicable laws;

"Cash Consideration Elected Share" means, subject to Section 2.4, a Decoma Class A Share in respect of which a Decoma Shareholder has made a Cash Election;

"Cash Elected Consideration" means a cash amount per Decoma Class A Share (rounded to the nearest one hundredth of a cent) equal to the Exchange Ratio multiplied by the Average Market Price and "aggregate Cash Elected Consideration" means Cash Elected Consideration multiplied by the total number of Cash Consideration Elected Shares without regard to Section 2.4;

"Cash Election" means the election of a Decoma Shareholder in the Letter of Transmittal to receive the Cash Elected Consideration via an Amalco Redeemable Preferred Share in respect of a Decoma Class A Share;

"Certificates" means the certificates giving effect to the Arrangement, issued by the Director pursuant to subsection 183(2) of the OBCA after the Articles of Arrangement have been filed;

"Court" means the Superior Court of Justice (Ontario);

"Decoma" means Decoma International Inc., a corporation governed by the OBCA;

"Decoms Circular" means the notice of the Decoma Meeting and accompanying management information circular/proxy statement, including all exhibits thereto, to be sent to Decoma Shareholders in connection with the Decoma Meeting;

"Decoma Class A Share" means a Class A Subordinate Voting Share in the capital of Decoma;

"Decoma Class B Share" means a Class B Share in the capital of
Decoma;

"Decoma Preferred Shares" means the Convertible Preferred Shares, Series 4 and Convertible Preferred Shares, Series 5 in the capital of Decoma;

"Decoma Exchange Elected Option" means a Decoma Option in respect of which the Holder thereof has elected in the Option Election Form to exchange such Decoma Option for a Magna Replacement Option;

"Decoma Meeting" means the special meeting of Holders of Decoma Class A Shares, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider and, if deemed advisable, to approve the Arrangement;

"Decoma Meeting Date" means the date of the Decoma Meeting;

"Decoma Options" means all options to acquire Decoma Class A Shares outstanding as of the Effective Time under the Decoma Stock Option Plan;

"Decoma Shareholder" means a Holder of Decoma Shares;

"Decoma Shares" means Decoma Class A Shares, Decoma Class B Shares and Decoma Preferred Shares;

"Decoma Stock Option Plan" means the Decoma Amended and Restated Incentive Stock Option Plan approved by the board of directors of Decoma on July 7, 2000 and approved by Decoma Shareholders on December 6, 2003, as amended to the date of the Arrangement Agreement;

"Depositary" means Computershare Trust Company of Canada or Computershare Trust Company Inc. at its offices set out in the Letter of Transmittal;

"Director" means the Director appointed pursuant to section 278 of the OBCA;

"Dissent Rights" has the meaning ascribed thereto in Section 3.1;

"Dissenting Shareholder" means any Decoma Shareholder who has properly exercised its Dissent Rights in accordance with Section 3.1, who has not withdrawn or been deemed to have withdrawn such exercise and who is ultimately determined to be entitled to be paid the fair value of its Decoma Class A Shares;

"Effective Date" means the date shown on the Certificates;

"Effective Time" means 12:01 am. (Toronto time) on the Effective Date;

"Election Deadline" means the time that is 48 hours, excluding Saturdays and holidays, preceding the scheduled time of the Decoma Meeting;

"Exchange Ratio" means 0.1453;

"Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

"Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitrator or arbitral body, commission, board, bureau or agency, domestic or foreign, including the Ontario Securities Commission, the Autorite des marches financiers du Quebec and the United States Securities and Exchange Commission, (b) self-regulatory organization or stock exchange, including the TSX, NYSE and The NASDAQ
National Market, (c) subdivision, agent, commission, board, or authority of any of the foregoing, or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Holders" means, when used with reference to a class of securities, the holders of such securities shown from time to time in the register maintained by the issuer thereof in respect of such securities;

"Interim Order" means the interim order of the Court, as such order may be amended from time to time, in respect of the Arrangement;

"ITA" means the Income Tax Act (Canada), as amended from time to time prior to the Effective Time;

"Letter of Transmittal" means the letter of transmittal and cash election form for use by Holders of Decoma Class A Shares, in the form accompanying the Decoma Circular,

"Magna" means Magna International Inc., a corporation governed by the OBCA and, following the Magna Amalgamation, the corporation continuing from the Magna Amalgamation;

"Magna Amalgamation" means the short form amalgamation of Magna and Amalco described in Section 2.2(e);

"Magna Class A Share" means a Class A Subordinate
Voting Share in the capital of Magna;

"Magna Replacement Options" has the meaning ascribed thereto in Section
2.2(a);

"Magna Subco" means 1265058 Ontario Inc., a wholly-owned subsidiary of Magna existing under the OBCA, which, at the Effective Time, will be the Holder of all or a portion of the Decoma Shares then owned, directly or indirectly, by Magna;

"Magna Subco Class A Share" means a Class A Subordinate Voting Share in the capital of Magna Subco;

"Magna Subco Class B Share" means a Class B Share in the capital of Magna Subco;

"Magna Subco Shares" means Magna Subco Class A Shares and Magna Subco Class B Shares;

"Maximum Cash Consideration" means $150,000,000;

"NYSE" means the New York Stock Exchange;

"OBCA" means the Business Corporations Act (Ontario), as amended from time to time prior to the Effective Time;

"Option Election Form" means the election form for use by Holders of Decoma Options under which such Holders may elect to exchange Decoma Options for Magna Replacement Options under this Plan of Arrangement;

"Person" includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

"Share Consideration" means a fraction of a Magna Class A Share equal to the Exchange Ratio;

"Share Consideration Shares" means any Decoma Class A Shares other than Cash Consideration Elected Shares; and

"TSX" means the Toronto Stock Exchange.

1.2 Interpretation Not Affected by Headings, etc.

    The division of this Plan of Arrangement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or a letter refer to the specified Article or Section of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof", "herein" and "hereunder" and similar expressions refer to this Plan of Arrangement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 Number and Gender.

    In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender include all genders.

1.4 Date for any Action.

    In the event that any date on which any action is required to be taken hereunder by any Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.5 Currency.

    All references to currency herein are to Canadian dollars unless otherwise specified.

1.6 Statutory References.

    Except as expressly provided in this Plan of Arrangement, any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulation.


                                   ARTICLE 2
                                THE ARRANGEMENT


2.1 Binding Effect.

    This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (a) Decoma, (b) Magna, (c) Magna Subco, (d) Amalco, (e) all Holders and beneficial holders of Decoma Shares (including Dissenting Shareholders), Magna Subco Shares and Amalco Shares, and (f) all Holders of Decoma Options, Amalco Continuing Options and Magna Replacement Options.

2.2 The Arrangement.

    Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order (except as expressly noted below) without any further act or formality:

    (a) each Decoma Exchange Elected Option outstanding at the Effective Time will be exchanged for an option of Magna (a "Magna Replacement Option") to purchase the number of Magna Class A Shares equal to the Exchange Ratio multiplied by the number of Decoma Class A Shares that could be purchased under such Decoma Exchange Elected Option if such Decoma Exchange Elected Option were exercisable and exercised immediately prior to the Effective Time. Such Magna Replacement Option shall provide for an exercise price per Magna Class A Share equal to the exercise price per Decoma Class A Share of such Decoma Exchange Elected Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest cent). If the foregoing calculation results in a Magna Replacement Option of any particular Holder thereof being exercisable for a total number of Magna Class A Shares that includes a fraction of a Magna Class A Share, then the total number of Magna Class A Shares subject to such Holder's Magna Replacement Option shall be rounded down to the next whole number of Magna Class A Shares. Subject to the foregoing provisions of this
        Section 2.2(a), the term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of such Magna Replacement Option will be the same as the terms and conditions of such Decoma Exchange Elected Option and any document or agreement previously evidencing such Decoma Exchange Elected Option shall evidence and be deemed to evidence such Magna Replacement Option;

    (b) Magna Subco and Decoma (sometimes referred to hereinafter in this Section 2.2(b) as "predecessor corporations") will amalgamate to form Amalco with the same effect as if section 179 of the OBCA were applicable to the Amalgamation, and in connection with the
        Amalgamation:

        (i) each Share Consideration Share held by a Decoma Shareholder (other than Magna Subco and Dissenting Shareholders) will be converted into an Amalco Special Share;

        (ii) each Cash Consideration Elected Share held by Decoma Shareholder (other than Magna Subco) will be converted into an Amalco Redeemable Preferred Share;

        (iii) all Decoma Shares held by Magna Subco will be cancelled for no consideration;

        (vi) each Magna Subco Class A Share and each Magna Subco Class B Share will be converted into an Amalco Common Share;

        (v) Amalco will possess all the property, rights, privileges and franchises and will be subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the predecessor corporations;

        (vi) a conviction against, or ruling, order or judgment in favour or against a predecessor corporation may be enforced by or against Amalco;

        (vii) the Articles of Arrangement will be deemed to be the articles of amalgamation of Amalco and, except for the purposes of section 117(1) of the OBCA, the Certificate giving effect to the Amalgamation will be deemed to be the certificate of amalgamation of Amalco;

        (viii) the name of the corporation continuing from the Amalgamation shall be "Decoma Amalco International Inc.";

        (ix) the registered office of Amalco shall be in the City of Concord in the Province of Ontario;

        (x) the authorized capital of Amalco shall consist of an unlimited number of Amalco Common Shares, an unlimited number of Amalco Special Shares and an unlimited number of Amalco Redeemable Preferred Shares;

        (xi) there shall be no restrictions on the business which Amalco is authorized to carry on or on the powers Amalco may exercise;

        (xii) the by-laws of Decoma shall be the by-laws of Amalco until repealed, amended, altered or added to;

        (xiii) the number of directors of Amalco shall be such number not less than one (1) and not more than ten (10) as the Amalco Board of Directors may from time to time determine;

        (xiv) the directors of Amalco may appoint one or more directors who shall hold office for a term expiring not later than the close of the next annual meeting of Amalco, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of Amalco; and

        (xv) the number of the first directors shall be three (3) and the first directors of Amalco shall be the persons set out below, who shall hold office until the first annual meeting of Amalco or until their successors are elected or appointed;

               First name, intials        Address for service, giving            Resident Canadian:
               and surname              Street & No. or R.R. No.                   Yes or No
               -------------------     ------------------------------

               Vincent J. Galifi        130 Greenbrooke Drive                         Yes
                                         Woodbridge, Ontario
                                             L4L 8L1

               J. Brian Colburn          80 Bayview Ridge                              Yes
                                        North York, Ontario
                                            M2L 1E6

               Jeffrey O. Palmer        1403 Tamworth Court                           Yes
                                        Burlington, Ontario
                                            L7P 4V3

          immediately following the Amalgamation, each Amalco Redeemable Preferred Share will be redeemed by Amalco at a redemption price equal to the Cash Elected Consideration;

     (d) immediately following the Amalgamation, each Amalco Special Share will be transferred by the Holder thereof to Magna in exchange for the Share Consideration; and

     (e) Magna and Amalco (sometimes referred to hereinafter in this Section 2.2(e) as "predecessor corporations") will amalgamate to continue as Magna International Inc. with the same effect as if sections 177 and 179 of the OBCA were applicable to the Magna Amalgamation and in connection with the Magna Amalgamation:

          (i) Magna International Inc. will possess all the property, rights, privileges and franchises and will be subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the predecessor corporations;

          (ii) a conviction against, or ruling, order or judgment in favour or against a predecessor corporation may be enforced by or against Magna International Inc.;

         (iii) all Amalco Shares will be cancelled by Amalco for no consideration;

          (iv) the by-laws of Magna International Inc. following the Magna Amalgamation shall be the same as the by-laws of Magna prior to the Effective Date; and

          (v) the Articles of Arrangement will be deemed to be the articles of amalgamation of Magna International Inc. and shall include the information set out in Schedule 2.2(e) and, except for the purposes of Section 117(1) of the OBCA, the Certificate giving effect to the Magna Amalgamation will be deemed to be the certificate of incorporation of Magna International Inc.

     (f) each Amalco Continuing Option outstanding at the Effective Time will remain outstanding in accordance with its terms and the adjustment provisions in the Amalco Continuing Options will thereafter apply. For greater certainty, it is confirmed that, for the purposes of such adjustment provisions as they relate to the transactions contemplated by this Plan of Arrangement, each Amalco Continuing Option will thereafter entitle the Holder to purchase from Magna (as successor to Decoma following the Amalgamation and the Magna Amalgamation), in lieu of the number of Decoma Class A Shares the Holder was entitled to purchase upon the exercise of such Amalco Continuing Option, but for the same aggregate consideration and on the same terms, the aggregate number (with such adjustment provisions continuing to apply mutatis mutandis) of Magna Class A Shares that the Holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement if, immediately before the Effective Time, such Holder had been the registered holder of the number of Decoma Class A Shares to which such Holder would have been entitled upon exercise of such Amalco Continuing Option if all vesting and other requirements for exercise were then met and those Decoma Class A Shares were all Share Consideration Shares hereunder.

2.3  Elections.

     (a) Subject to Section 2.4, each Decoma Shareholder shall be entitled to make a Cash Election in respect of all or a portion (provided such portion is a whole number of shares) of such Holder's Decoma Class A Shares on the basis set forth in the Letter of Transmittal.

     (b) Any Decoma Shareholder who, in respect of any Decoma Class A Share held by such Holder (i) does not deposit with the Depositary a duly completed Letter of Transmittal prior to the Election Deadline or
          (ii) fails to complete the Letter of Transmittal making a Cash Election, shall be deemed not to have made a Cash Election in respect of any such Decoma Class A Shares.

     (c) Any deposit of a Letter of Transmittal and accompanying certificates may be made at any of the offices of the Depositary specified in the Letter of Transmittal.

2.4 Proration and Fractional Shares.

     Notwithstanding Section 2.3, if the aggregate Cash Elected Consideration exceeds the Maximum Cash Consideration, the number of Cash Consideration Elected Shares that any Holder of Decoma Class A Shares shall be deemed to hold, for all purposes of this Plan of Arrangement, shall be the number (rounded down to the nearest whole number) equal to the product of (i) the number of Cash Consideration Elected Shares of such Holder (ignoring this
Section 2.4) as set forth in such Holder's Letter of Transmittal and (ii) a fraction, the numerator of which is the Maximum Cash Consideration and the denominator of which is the aggregate Cash Elected Consideration. The Decoma Class A Shares of any Holder that are not Cash Consideration Elected Shares shall be deemed for all purposes of this Plan of Arrangement to be Share Consideration Shares.

     Notwithstanding anything herein contained, no fractional Magna Class A Shares will be issued or delivered in connection with this Plan of Arrangement. Where a Holder of Decoma Class A Shares is to receive Share Consideration and the aggregate number of Magna Class A Shares to be issued to such Holder would otherwise result in a fraction of a Magna Class A Share being issued or delivered, such Holder shall receive, in lieu of such fractional share, a cash payment equal to the fraction of a Magna Class A Share otherwise issuable or deliverable multiplied by the Average Market Price.

2.5  Stated Capital Accounts.

     The stated capital accounts of the classes of shares of Amalco immediately following the Amalgamation shall be:

     (a) for the Amalco Redeemable Preferred Shares, an amount equal to the number of Amalco Redeemable Preferred Shares resulting from the conversion of Decoma Class A Shares upon the Amalgamation multiplied by the Cash Elected Consideration;

     (b) for the Amalco Special Shares, an amount equal to the lesser of (i) the excess of the aggregate paid-up capital (within the meaning of the ITA) immediately before the Amalgamation of (A) all Decoma Shares (other than any such shares held by Magna Subco immediately prior to the Amalgamation), and (B) all Magna Subco Shares, over the aggregate amount added to the stated capital of Amalco Redeemable Preferred Shares under Section 2.5(a), and (ii) the number of Amalco Special Shares resulting from the conversion of Decoma Class A Shares upon the Amalgamation multiplied by the Average Market Price multiplied by the Exchange Ratio; and

     (c)  for the Amalco Common Shares, a total amount equal to $1.00,

provided that in no case shall the stated capital of any class of shares of Amalco immediately following the Amalgamation be less than $1, and if necessary to prevent this result in respect of any particular class of Amalco Shares, the stated capital allocation of the immediately preceding class of Amalco Shares described above shall be amended to reduce its stated capital by the amount necessary to leave the particular class of Amalco Shares with $1 of stated capital.

                                   ARTICLE 3
                               RIGHTS OF DISSENT

3.1  Rights of Dissent.

     Holders of Decoma Class A Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 185 of the OBCA and this Section 3.1 (the "Dissent Rights") in connection with the Arrangement. Notwithstanding any other provision of this Plan of Arrangement, Holders of Decoma Class A Shares who duly exercise such rights of dissent and who:

     (a) are ultimately determined to be entitled to be paid fair value for their Decoma Class A Shares by Magna (as successor corporation to Decoma following the Amalgamation and the Magna Amalgamation), shall be deemed to have transferred such Decoma Class A Shares as of the Effective Time and prior to any of the steps referred to in Section 2.2, without any further act or formality and free and clear of all liens, claims and encumbrances, to Decoma and such shares shall be cancelled as of the Effective Time; or

     (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Decoma Class A Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting Decoma Shareholder who did not make a Cash Election and shall be deemed to have received Amalco Special Shares and to have had such shares exchanged for Share Consideration in accordance with Sections 2.2(b)(i), 2.2(d) and 2.3(b).

     In no case shall Magna, the Depositary or any other Person be required to recognize such Dissenting Shareholders as Holders of Decoma Class A Shares or Amalco Shares at or after the Effective Time and the names of such Dissenting Shareholders shall be deleted from the register of Holders of Decoma Class A Shares as of the Effective Time.



                                   ARTICLE 4
                             CASH AND CERTIFICATES


4.1  Payment of Cash Elected Consideration.

     At or prior to the Effective Time, (a) Magna Subco shall deposit with the Depositary for the benefit of Decoma Shareholders who elected to receive the Cash Election Consideration and (b) Magna shall deposit with the Depositary for the benefit of Decoma Shareholders, entitled to receive, in lieu of a fraction of a Magna Class A Share pursuant to Section 2.4, a cash payment equal to the fraction of a Magna Class A Share otherwise issuable or deliverable multiplied by the Average Market Price, sufficient funds for these purposes by bank transfer or other means satisfactory to the Depositary and cause the Depositary either:

     (i) to forward or cause to be forwarded by first class mail (postage prepaid) to the Holder at the address specified in the Letter of Transmittal; or

     (ii) if requested by the Holder in the Letter of Transmittal, to make available at the Depositary for pick-up by the Holder, (iv)

a cheque in Canadian currency representing the payment required to be made to such Holder pursuant to the provisions hereof. Under no circumstances will interest be paid to any Holder on any payment to be made hereunder, regardless of any delay in making such payment.

4.2  Payment of Share Consideration.

     At or prior to the Effective Time, Magna shall deposit with the Depositary, for the benefit of the Holders of Decoma Class A Shares who are to receive the Share Consideration, certificates representing that whole number of Magna Class A Shares to be received by such Holders pursuant to the provisions hereof.

     Upon the surrender to the Depositary of a certificate which immediately prior to the Effective Time represented outstanding Decoma Class A Shares that, under the Arrangement, were converted into Amalco Special Shares, together with a duly completed Letter of Transmittal and such additional documents, instruments and payments as the Depositary may reasonably require, the Holder shall be entitled to receive in exchange therefor, and Magna or Magna Subco, as the case may be, shall cause the Depositary either:

     (i) to forward or cause to be forwarded by first class mail (postage prepaid) to the Holder at the address specified in the Letter of Transmittal; or

     (ii) if requested by the Holder in the Letter of Transmittal, to make available at the Depositary for pick-up by the Holder,

a certificate representing the number of Magna Class A Shares issuable or deliverable to such Holder.

43.  Distributions with Respect to Unsurrendered Certificates.

     No dividends or other distributions declared or made with respect to the Magna Class A Shares with a record date after the Effective Time shall be paid to the Holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Share Consideration Shares, unless and until the Holder of such certificate shall surrender such certificate in accordance with Section 4.1 or 4.2. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (y) below, at the appropriate payment date), there shall be paid to the surrendering Holder of the certificates representing Share Consideration Shares, without interest, (x) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Magna Class A Shares to which such Holder is entitled pursuant hereto and (y) only to the extent not paid under clause (x), on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Magna Class A Shares.

4.4  Lost Certificates.

     In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Decoma Class A Shares that were exchanged or converted pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Holder claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash and/or certificates deliverable in accordance with Sections 2.2, 4.1 or 4.2 and such Holder's Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Holder to whom cash and/or certificates are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Magna (and its transfer agents) and the Depositary in such sum as Magna may direct or otherwise indemnify Magna in a manner satisfactory to Magna against any claim that may be made against Magna with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5  Extinction of Rights.

     Any certificate which immediately prior to the Effective Time represented outstanding Decoma Class A Shares (other than Decoma Class A Shares held by Magna Subco) that were exchanged or converted pursuant to Section 2.2 and that is not deposited with all other instruments required by this Plan of Arrangement and the Letter of Transmittal to the Depositary in accordance with the terms of this Plan of Arrangement on or prior to the fifth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a securityholder of Decoma, Magna Subco, Amalco or Magna. On such date, the cash or property to which the former Holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Magna (as successor to Decoma following the Amalgamation and the Magna Amalgamation) or any successor thereto.

4.6  Withholding Rights.

     Decoma, Magna, Amalco, Magna Subco and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any Holder of Decoma Shares, Decoma Options, Amalco Shares and Magna Class A Shares, such amounts as Decoma, Magna, Amalco, Magna Subco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the TPA or any other provision of provincial, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amounts so required or permitted to be deducted or withheld from any payment to a Holder exceed the cash portion of the consideration otherwise payable to the Holder, Decoma, Magna, Amalco, Magna Subco and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Decoma, Magna, Amalco, Magna Subco or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement or entitlement and Decoma, Magna, Amalco, Magna Subco or the Depositary shall notify the Holder thereof and remit to the Holder any unapplied balance of the net proceeds of such sale.

                                   ARTICLE 5
                                  AMENDMENTS

5.1  Amendments to Plan of Arrangement.

     (a) Decoma reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Magna and Magna Subco, (iii) filed with the Court and, if made following the Decoma Meeting, approved by the Court and (iv) communicated to the Decoma Shareholders if and as required by the Court.

     (b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Decoma at any time prior to the Decoma Meeting (provided that Magna and Magna Subco shall have consented thereto) with or without any other prior notice or communication and if so proposed and accepted by the Persons voting at the Decoma Meeting (other than as may be required under the Interim Order) shall become part of this Plan of Arrangement for all purposes.

     (c) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Decoma Meeting shall be effective only if (i) it is consented to by each of Decoma, Magna and Magna Subco and (ii) if required by the Court, it is consented to by the Decoma Shareholders voting in the manner directed by the Court.

     (d) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Magna, provided that it concerns a matter which, in the reasonable opinion of Magna, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse in any significant respect to the financial or economic interests of any former Holder of Decoma Shares, Decoma Convertible Debentures or Decoma Options.

                                   ARTICLE 6
                              FURTHER ASSURANCES

6.1  Further Assurances.

     Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

                                 SCHEDULE 1.1
                            AMALCO SHARE CONDITIONS

     Capitalized terms used in these share provisions but not otherwise defined herein have the meanings ascribed to them in the Plan of Arrangement.

     The rights, privileges, restrictions and conditions attaching to the shares of Amalco shall be as follows:

Amalco Redeemable Preferred Shares
----------------------------------

A. The Amalco Redeemable Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1.   Redemption by Amalco

     Subject to the requirements of the OBCA and the Plan of Arrangement, Amalco may redeem, at any time, all, but not less than all, of the outstanding Amalco Redeemable Preferred Shares on payment for each Amalco Redeemable Preferred Share to be redeemed of an amount equal to the Cash Elected Consideration, together with all dividends declared on such Amalco Redeemable Preferred Shares and unpaid up to the date of the redemption.

2.   Retraction by Holder

     A holder of Amalco Redeemable Preferred Shares shall be entitled to require Amalco to redeem, subject to the requirements of the OBCA, at any time and from time to time, the whole or any part of the outstanding Amalco Redeemable Preferred Shares held by such holder, by tendering to Amalco at its registered office a share certificate representing the Amalco Redeemable Preferred Shares that the holder desires to have Amalco redeem together with a written request specifying the number of Amalco Redeemable Preferred Shares to be redeemed and the business day on which the holder desires to have Amalco redeem the shares. Upon receipt of such share certificate or certificates and written request, Amalco shall redeem such Amalco Redeemable Preferred Shares on the date specified in the written request by paying to the holder an amount equal to the Cash Elected Consideration for each Amalco Redeemable Preferred Share being redeemed, together with all dividends declared on such Amalco Redeemable Preferred Shares and unpaid up to the date of the redemption.

3.   Dividends

     The holders of Amalco Redeemable Preferred Shares shall be entitled to receive dividends if, as and when declared by the Amalco Board of Directors, out of the assets of Amalco properly applicable to the payment of dividends, in such amounts and payable in such manner as the Amalco Board of Directors may from time to time determine, in its discretion. Subject to the rights of the holders of any other class of shares of Amalco entitled to receive dividends in priority to or concurrently with holders of Amalco Redeemable Preferred Shares, the Amalco Board of Directors may in its discretion declare dividends on Amalco Redeemable Preferred Shares to the exclusion of any other class of share of Amalco. No dividend shall be paid or set apart for payment if such payment would affect the ability of Amalco to redeem all of the then issued and outstanding Amalco Redeemable Preferred Shares.

4.   Priority

     The Amalco Redeemable Preferred Shares shall be entitled to a preference over the Amalco Common Shares and over any other shares ranking junior to the Amalco Redeemable Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or any other distribution of the assets of Amalco among its shareholders for the purpose of winding up its affairs. The Amalco Redeemable Preferred Shares shall rank pari passu with the Amalco Special Shares.

5.   Voting Rights

     Except as otherwise provided in the OBCA, the holders of the Amalco Redeemable Preferred Shares shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of Amalco.

6.   Cancellation

     Any Amalco Redeemable Preferred Shares that are redeemed by Amalco pursuant to any provision hereof shall for all purposes be considered to have been redeemed on, and will be cancelled concurrently with, the payment by Amalco to, or for the benefit of, the holder thereof of the Cash Elected Consideration.

Amalco Special Shares
---------------------

B. The Amalco Special Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1.   Redemption by Amalco

     Subject to the requirements of the OBCA and the Plan of Arrangement, Amalco may redeem, at any time, all, but not less than all, of the outstanding Amalco Special Shares on payment for each Amalco Special Share to be redeemed of a fraction of a Magna Class A Share equal to the Exchange Ratio, together with all dividends declared on such Special Shares and unpaid up to the date of the redemption (such amount being referred to as the "Redemption Amount"); provided that, Amalco shall pay to any holder who is otherwise entitled to receive a fraction of a Magna Class A Share the cash payment described in section 2.4 of the Plan of Arrangement.

2.   Retraction by Holder

     A holder of Amalco Special Shares shall be entitled to require Amalco to redeem, subject to the requirements of the OBCA, at any time and from time to time, the whole or any part of the outstanding Amalco Special Shares held by such holder, by tendering to Amalco at its registered office a share certificate representing the Amalco Special Shares that the holder desires to have Amalco redeem together with a written request specifying the number of Amalco Special Shares to be redeemed and the business day on which the holder desires to have Amalco redeem the shares. Upon receipt of such share certificate or certificates and written request, Amalco shall redeem such Amalco Special Shares on the date specified in the written request by paying to the holder, at the option and in the sole discretion of Amalco, the applicable Redemption Amount for each Amalco Special Share being redeemed plus a cash payment in respect of any fraction of a Magna Class A Share as described in section 2.4 of the Plan of Arrangement.

3.   Dividends

     The holders of Amalco Special Shares shall be entitled to receive dividends if, as and when declared by the Amalco Board of Directors, out of the assets of Amalco properly applicable to the payment of dividends, in such amounts and payable in such manner as the Amalco Board of Directors may from time to time determine, in its discretion. Subject to the rights of the holders of any other class of shares of Amalco entitled to receive dividends in priority to or concurrently with holders of Amalco Special Shares, the Amalco Board of Directors may in its discretion declare dividends on Amalco Special Shares to the exclusion of any other class of share of Amalco. No dividend shall be paid or set apart for payment if such payment would affect the ability of Amalco to redeem all of the then issued and outstanding Amalco Redeemable Preferred Shares.

4.   Priority

     The Amalco Special Shares shall be entitled to a preference over the Amalco Common Shares, and over any other shares ranking junior to the Amalco Special Shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or any other distribution of the assets of Amalco among its shareholders for the purpose of winding up its affairs. The Amalco Special Shares shall rank pari passu with the Amalco Redeemable Preferred Shares.

5.   Voting Rights

     Except as otherwise provided in the OBCA, the holders of the Amalco Special Shares shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of Amalco.



6.   Cancellation

     Any Amalco Special Shares that are redeemed by Amalco pursuant to any provision hereof shall for all purposes be considered to have been redeemed on, and will be cancelled concurrently with, the payment by Amalco to, or for the benefit of, the holder thereof of the applicable Redemption Amount.

Amalco Common Shares
--------------------

C. The Amalco Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1.   Voting

     The Amalco Common Shares shall cant' and be entitled to one (1) vote per share at all meetings of the shareholders of Amalco, except a class or series meeting of the holders of a particular class or series of shares other than the Amalco Common Shares.

2.   Dividends

     The holders of the Amalco Common Shares shall be entitled to receive such dividends as may be declared thereon by the Amalco Board of Directors. No dividend shall be paid or set apart for payment if such payment would affect the ability of Amalco to redeem all of the then issued and outstanding Amalco Redeemable Preferred Shares.

3.   Dissolution

     In the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or any other distribution of the assets of Amalco among its shareholders for the purpose of winding-up its affairs, all the property and assets of Amalco available for distribution to the holders of the Amalco Common Shares shall be paid or distributed equally, share for share, to the holders of the Amalco Common Shares, without preference or priority.

                                SCHEDULE 2.2(e)

(a) The name of the corporation continuing from the Magna Amalgamation shall be "Magna International Inc.".

(b) The address of the registered office of Magna International Inc. shall be 337 Magna Drive, Aurora, Ontario L4G 7K1.

(c) The number of directors of Magna International Inc. shall be a minimum of five (5) and a maximum of fifteen (15).

(d) The directors of Magna International Inc. immediately following the Magna Amalgamation will be those persons who are directors of Magna immediately prior to the Effective Time, each of whom will hold office until the next annual meeting of shareholders or until his or her successor is elected or appointed.

(e) There shall not be any restrictions on the business Magna International Inc. may carry on or on the powers Magna International Inc. may exercise.

(f) The classes and any maximum number of shares that Magna International Inc. shall be authorized to issue shall be as follows:
     99,760,000 Preference Shares, issuable in series.
     1,412,341 Class B Shares.
     Unlimited number of Class A Subordinate Voting Shares.

(g) The rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series shall be as set out on pages 3A to 3E attached to this schedule.

(h)  The issue, transfer or ownership of shares shall not be restricted.

(i)  See pages 4A to 4E attached to this schedule for other provisions.

                                                                            3A

The rights, privileges, restrictions and conditions attaching to the 99,760,000 Preference Shares issuable in series are as follows:

(1) The said Preference Shares may at any time or from time to time be issued in one (1) or more series, each series to consist of such number of shares as may before the issue thereof be determined by the directors and subject to the filing of the prescribed statement with the Minister, and the issuance of his certificate in respect thereof, the directors of the Corporation may (subject as hereinafter provided) by resolution fix from time to time before the issue thereof the designation, preferences, rights, conditions, restrictions, limitations or prohibitions attaching to the said Preference Shares of each series, including without limiting the generality of the foregoing, the rate of preferential dividends, the dates of payment thereof, the redemption price and terms and conditions of redemption, conversion rights (if any) and any sinking fund or other provisions.

(2) Each series of the said Preference Shares shall be entitled to preference over the Class A Subordinate Voting Shares and Class B Shares of the Corporation, and any other shares ranking junior to the said Preference Shares, with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding-up its affairs and may also be given such other preferences over the Class A Subordinate Voting Shares and Class B Shares of the Corporation and any other shares ranking junior to the said Preference Shares as may be determined as to the respective series authorized to be issued.

(3) The said Preference Shares of each series shall rank on a parity with the said Preference Shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation whether voluntary or invo1untary or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

(4) The holders of the said Preference Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation, and shall not be entitled to vote at any such meeting. The holders of the said Preference Shares shall, however, be entitled to notice of meetings of the shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof.

(5) Any amendment to the Articles of the Corporation to delete or vary any preference, right, condition, restriction, limitation or prohibition attaching to the said Preference Shares or to create special shares ranking in priority to or on a parity with the said Preference Shares, in addition to the authorization by a special resolution, may be

                                                                             3B

     authorized by at least two-thirds (2/3) of the votes cast at a meeting of the holders of the said Preference Shares duly called for that purpose upon at least twenty-one (21) days' notice, such meeting to be held and such notice to be given in accordance with the by-laws of the Corporation and each holder of a said Preference Share shall be entitled to one (1) vote at such meeting in respect of each said Preference Share held.

2. The rights, privileges, restrictions and conditions attaching to the 1,412,341 Class B Shares are as follows:

     Voting
     ------

     (1) The Class B Shares shall carry and be entitled to five hundred (500) votes per share at all meetings of shareholders of the Corporation.

     Dividends
     ---------

     (2) Subject to paragraph three (3), each Class B Share shall participate equally as to dividends with each Class A Subordinate Voting Share without preference, priority, or distinction. No dividend shall at any time be declared or set aside or paid on the Class A Subordinate Voting Shares unless on the same date a dividend in the same amount per share or identical property of equal value per share is declared to be payable on the Class B Shares which dividend shall be payable on the same date as that declared on the Class A Subordinate Voting Shares. The holders of Class B Shares shall not be entitled to any dividends other than or in excess of the dividends hereinbefore provided for in this paragraph two (2).

     (3) Notwithstanding paragraph two (2) hereof, the Board of Directors of the Corporation may, in declaring simultaneous dividends on both the Class A Subordinate Voting Shares and Class B Shares, cause the dividend on the Class A Subordinate Voting Shares to be payable in Class A Subordinate Voting Shares and the dividend on the Class B Shares to be payable in Class B Shares, but no dividend payable in Class B Shares may be declared on the Class A Subordinate Voting Shares.

     Subdivision or Consolidation
     ----------------------------

     (4) Neither the Class B Shares nor the Class A Subordinate Voting Shares shall be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

     Dissolution
     -----------

     (5) In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of its assets among its shareholders for the purpose of winding-up its

                                                                            3C

          affairs, all the property and assets of the Corporation available for distribution to the holders of the Class B Shares or Class A Subordinate Voting Shares shall be paid or distributed equally share for share to the holders of Class B Shares or Class A Subordinate Voting Shares respectively without preference or priority.

     Conversion
     ----------

     (6) The Class B Shares, or any of them, may, upon and subject to the terms and conditions hereinafter set forth, be converted at any time by the holder or holders thereof into fully-paid Class A Subordinate Voting Shares of the Corporation on the basis of one (1) Class A Subordinate Voting Share for each Class B Share; provided however that in the event of the liquidation, dissolution or winding-up of the Corporation such right of conversion shall cease and expire at noon on the business day next preceding the date of such liquidation, dissolution or winding-up.

     (7) A holder of Class B Shares desiring to convert some or all of his Class B Shares into Class A Subordinate Voting Shares in accordance with the foregoing shall surrender the certificate or certificates representing the Class B Shares which he desires to be converted to the transfer agent for the time being of the Corporation, together with a request in writing for such conversion with his signature thereon verified, as the directors of the Corporation may from time to time require.

     Amendments to Articles
     ----------------------

     (8) Any amendment to the Articles of the Corporation to delete or vary any preference, right, condition, restriction, limitation or prohibition attaching to the Class B Shares or to create shares ranking in priority to or on a parity with the Class B Shares, in addition to the authorization by a special resolution, may be authorized by at least two-thirds (2/3) of the votes cast at a meeting of the holders of the Class B Shares, duly called for that purpose.

     The rights, privileges, restrictions and conditions attaching to the Class A Subordinate Voting Shares are as follows:

     Voting
     ------

     (1) The Class A Subordinate Voting Shares shall carry and be entitled to one (1) vote per share at all meetings of shareholders of the Corporation, except of a particular class or series.

     Dividends
     ---------

     (2) The holders of Class A Subordinate Voting Shares shall be entitled to receive such dividends as may be declared thereon by the Board of Directors. Subject to

                                                                            3D

          paragraph three (3), each Class A Subordinate Voting Share shall participate equally as to dividends with each Class B Share without preference, priority, or distinction. No dividend shall at any time be declared or set aside or paid on the Class B Share unless on the same date a dividend in the same amount per share or identical property of equal value per share is declared to be payable on the Class A Subordinate Voting Share which dividend shall be payable on the same date as that declared on the Class B Shares. The holders of Class A Subordinate Voting Shares shall not be entitled to any dividends other than or in excess of the dividends hereinbefore provided for in this paragraph two (2).

     (3) Notwithstanding paragraph two (2) hereof, the Board of Directors of the Corporation may, in declaring simultaneous dividends, on both the Class A Subordinate Voting Shares and Class B Shares, cause the dividend on the Class A Subordinate Voting Shares to be payable in Class A Subordinate Voting Shares and the dividend on the Class B Shares to be payable in Class A Subordinate Voting Shares or in Class B Shares, but no dividend payable in Class B Shares may be declared on the Class A Subordinate Voting Shares.

     (4) Neither the Class A Subordinate Voting Shares nor Class B Shares shall be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

     Dissolution
     -----------

     (5) In the event of the liquidation, dissolution, or winding-up of the Corporation or other distribution of its assets among its shareholders for the purpose of winding-up its affairs, all the property and assets of the Corporation available for distribution to the holders of the Class A Subordinate Voting Shares or Class B Shares shall be paid or distributed equally share for share to the holders of the Class A Subordinate Voting Shares or Class B Shares respectively without preference or priority.

     (6)  If at any time:

          (a) the amount of After-Tax Profits shall be less than four per cent (4%) of the Share Capital for a period of two (2) consecutive Years; or

          (b) the Corporation fails to make a Required Dividend (as the same may have been altered by ordinary resolution as contemplated by paragraph 10A(5) of these Articles) for a period of two (2) Consecutive Years;

     then, and in any such case, the holders of the Class A Subordinate Voting Shares shall, until the four per cent (4%) return is achieved for one
     (1) Year and all Required Dividends are made have the exclusive right, voting separately as a class, to nominate and elect two (2)

                                                                            3E

individuals to the board of directors at the next meeting of shareholders of the Corporation at which directors are to be elected.

     (7) If the four per cent (4%) return on Share Capital described in paragraph (6)(a) above is not achieved or a Required Dividend described in subparagraph (6)(b) above fails to be made for any consecutive two (2) Year periods following the initial period of two
          (2) Years described in subparagraph (6) above then, in any such case, the holders of the Class A Subordinate Voting Shares shall, until the four per cent (4%) return is achieved for one (1) Year and all Required Dividends (as the same may have been altered by ordinary resolution as contemplated by paragraph l0A(5) of these Articles) are made, have the exclusive right, voting separately as a class, to nonimate and elect, in addition to those elected under subparagraph (6), two (2) additional individuals to the board of directors at the next meeting of shareholders of the Corporation at which directors are to be elected. This right to elect additional directors shall continue for each consecutive two (2) Year period until the board of directors is composed wholly of directors nominated and elected by the Class A Subordinate Voting
          Shareholders.

     (8) In the event a shareholders meeting at which directors are to be elected, including those to be elected for the purposes of subparagraphs (6) and (7) above, is not held within one hundred and eighty (180) days of the end of the consecutive two (2) Year period referred to in subparagraph (6) above, the holders of record of at least one-tenth (1/10) of the Class A Subordinate Voting Shares may request the Secretary of the Corporation in writing to call a shareholders' meeting at which directors are to be elected, and the Secretary shall call, within thirty (30) days of receipt of such written notice, such a meeting to be held within ninety (90) days of receipt of such written notice; in default of the calling of such shareholders' meeting by the Secretary within thirty (30) days of receipt of written notice, it may be called by any holder of record of Class A Subordinate Voting Shares.

     (9) Notwithstanding anything contained in the by-laws of the Corporation, the term of office of all persons who may be directors of the Corporation at any time when the right to elect directors accrue to holders of the Class A Subordinate Voting Shares as provided in subparagraphs (6) and (7) above, or who may be appointed as directors after such rights have accrued and before a meeting of shareholders has been held to elect directors, shall terminate upon the election of new directors at the meeting of shareholders called for the purposes of subparagraphs (6) and (7).

     (10) Notwithstanding anything contained in the by-laws of the Corporation, upon termination of the right of holders of Class A Subordinate Voting Shares to elect members of the board of directors as provided for in subparagraphs (6) and (7) above, the term of office of all persons who may be directors of the Corporation, or who may be appointed as directors after such termination and before a meeting of shareholders has been held to elect directors, shall terminate upon the election of directors at the next meeting of shareholders.

                                                                            4A


10A  CORPORATE CONSTITUTION

Definitions
-----------

     As used in these Articles, unless the context otherwise requires:


     (a) "Act" means the Business Corporations Act (Ontario) as amended from time to time, or any statute that may be substituted therefor;

     (b) "Affiliate" means any of the Corporation's affiliates, subsidiaries or any body corporate, partnership or other entity over which the Corporation or its subsidiaries have a fifty per cent ownership interest or greater;

     (c) "Affiliate Employee Equity Participation and Profit Sharing Plan" means a deferred profit sharing plan, retirement plan or other arrangement for employees of an Affiliate, adopted in addition to or in substitution of the Employee Equity Participation and Profit Sharing Plan, which contemplates investment in whole or in part in shares of and/or participation in the profits of such Affiliate;

     (d) "Affiliate Employee Pension Plan" means any defined benefit or other pension plan, retirement plan or other arrangement for employees of any public company Affiliate of the Corporation that is in addition to the Affiliate Employee Equity Participation and Profit Sharing Plan of such Affiliate;

     (e) "After Tax Profits" means the Net income or Net loss of the Corporation as set forth in its audited Consolidated Statement of Income or Loss for each Year, adjusted to deduct extraordinary gains or gains which arise from the disposal by the Corporation of existing businesses or fixed assets as set forth in its audited Consolidated Statement of Income or Loss;

     (f) "Available Equity" means the total Shareholders' equity of the Corporation as set forth in its Consolidated Balance Sheet, less the stated capital of non-participating preference shares outstanding;

     (g) "Corporate Management" collectively means Executive Management and any other individual employed by the Corporation that Executive Management determines from time to time to be a member of Corporate Management;

     (h) "Employee Equity Participation and Profit Sharing Plan" means the deferred profit sharing plan established for the employees of the Corporation and its Affiliates, dated January 1, 1975, as amended from time to time, or any profit sharing plan, retirement plan or other arrangement for employees of the Corporation and/or its Affiliates, adopted in addition to or in substitution for the 1975 deferred profit sharing plan, which contemplates investment in whole or in part in shares of and/or participation in the profits of the Corporation;

     (i) "Employee Pension Plan" means the defined benefit pension plan established for the employees of the Corporation and its Affiliates effective January 1, 2001, as amended from time to time, or any pension plan, retirement plan or other arrangement for employees of the Corporation and/or its Affiliates that is in addition to the Employee Equity Participation and Profit Sharing Plan, excluding for greater certainty any Affiliate Employee Equity Participation and Profit Sharing Plan or any Affiliate Employee Pension Plan;

     (j) "Employee Pre-Tax Profits" means Pre-Tax Profits adjusted, to (i) either deduct the pre-tax profits or to add back the Pre-tax losses of any Affiliate which either participates in an

                                                                            4B

          Affiliate Employee Equity Participation and Profit Sharing Plan or does not participate in the Employee Equity Participation and Profit Sharing Plan, such amounts to be calculated in the manner provided for in paragraph 10A hereof to the extent such amounts were included in Pre-Tax Profits; and (ii) either deduct the equity income or to add back the equity loss of the Corporation as set forth in its audited Consolidated Statement of Income or Loss to the extent such amounts were not previously included or deducted, as applicable, pursuant to sub-paragraph (i) above;

     (k) "Employee Pre Tax Profits Before Profit Sharing" means an amount which is the lesser of: (i) the total of Employee Pre Tax Profits and those amounts actually deducted in calculating Employee Pre Tax Profits pursuant to paragraphs 10A(6)(c) and (d) of these Articles (other than any such amounts deducted in respect of the Excess
          Amount as such term is defined in subparagraph 10A(6)(c) of these Articles), adjusted either to add back that portion of the pre-tax profits or to deduct that portion of the pretax losses of Affiliates that participate in the Employee Equity Participation and Profit Sharing Plan to the extent such amounts were not included in Employee Pre-Tax Profits; and (ii) Pre Tax Profits Before Profit Sharing less the pre-tax profits before profit sharing of any Affiliate which participates in an Affiliate Employee Equity Participation and Profit Sharing Plan to the extent such amounts were included in Pre Tax Profits Before Profit Sharing;

     (l) "Executive Management" collectively means the chief executive officer, the chief operating officer, the chief marketing officer and the chief administrative officer of the Corporation;

     (m) "Group Management" collectively means the chief executive officer, the chief operating officer of a Group, and any other individual employed by such Group that Executive Management determines from time to time to be a member of Group Management;

     (n) "Group" means those Operating Units which are formed into an operating group from time to time by Executive Management;

     (o) "Investment" means direct or indirect investment of whatever kind, including without limitation, the giving of financial assistance by means of a loan (but not including loans made at the then current market interest rates which are not in default), guarantee or otherwise;

     (p) "Non Participating Employees" means those current or future employees of the Corporation or its Affiliates who (a) do not participate in an Affiliate Employee Equity Participation and Profit Sharing Plan and are not members of Corporate Management, Group Management or Unit Management, and (b) are eligible to participate in the Employee Pension Plan and have expressly elected not to participate in such plan;

     (q) "Operating Unit" means an autonomous production, research or service facility under the control and direction of a general manager, as determined from time to time by Executive Management;

     (r) "Participating Employees" means those current or future employees of the Corporation or its Affiliates who (a) do not participate in an Affiliate Employee Equity Participation and Profit Sharing Plan and are not members of Corporate Management, Group Management or Unit Management and (b) either are (i) current or future employees eligible to participate in the Employee Pension Plan who have expressly elected to participate in such plan or (ii) future employees of the Corporation or its Affiliates who automatically are participants in the Employee Pension Plan by virtue of their employment arrangements with the Corporation or its Affiliates;

                                                                            4C

     (s) "Pre-Tax Profits" means After-Tax Profits, adjusted to add back the provisions for income taxes and minority interests or to deduct the recoveries for income taxes and minority interests as set forth in the Corporation's audited Consolidated Statement of Income or Loss for such Year;

     (t) "Pre Tax Profits Before Profit Sharing" means an amount which is the total of Pre Tax Profits, those amounts actually deducted in calculating Pre Tax ProttLs pursuant to paragraphs 10.A(6)(c) and (d) of these Articles (other than any such amounts deducted in respect of the Excess Amount as such term is defined in subparagraph 10.A(6)(c) of these Articles) and those amounts attributable to an Affiliate Employee Equity Participation Plan and an Affiliate Employee Pension Plan actually deducted by an Affiliate in calculating the pre-tax profits of such Affiliate;

     (u) "Required Dividend" means the distribution of After-Tax Profits required to be made pursuant to paragraph 10A(5) of these Articles;

     (v) "Share Capital" with respect to any Year means the arithmetic average of the stated capital attributable to Class A Subordinate Voting Shares and Class B Shares of the Corporation at the commencement of such Year and at the end of such Year;

     (w) "Social Objectives" means objectives that are from time to time, in the sole opinion of Executive Management, of a political, patriotic, philanthropic, charitable, educational, scientific, artistic, social, or other useful nature to the communities in which the Corporation or its Affiliates operate;

     (x) "Unit Management" collectively means the general manager of an Operating Unit and any other individual employed by an Operating Unit that Group Management, with the approval of Executive Management, determines from time to time to be a member of Unit Management;

     (y) "Unrelated Business" means any business engaged in by the Corporation that, at the time of Investment, does not:

          (A) relate to the design, manufacture, distribution or sale of motor vehicles or motor vehicle parts, components, assemblies, systems or accessories; or

          (B) utilize technology, manufacturing processes, equipment or skilled personnel in manner similar to that utilized by or under development by the Corporation; or

          (C)  involve the provision of products or services of whatever kind
               (i) to suppliers to and customers of the Corporation, and (ii) similar to those provided by suppliers to and customers of the Corporation from time to time.

          Provided, however, that a business shall be deemed to cease to be an Unrelated Business if the net profits after tax of such business exceed on average 5% of the aggregate investment of the Corporation in such business for two (2) out of any three (3) consecutive Years subsequent to the date of such Investment; and

     (z)  "Year means the financial year of the Corporation from time to time.

     Except as expressly defined in this subparagraph, those words and expressions defined in the Act shall have the same meanings when used in these Articles.

                                                                            4D
Board of Directors
------------------

2. A majority of the directors of the Corporation shall be Individuals who are not officers or employees of the Corporation or any of its Affiliates or related persons to such officers or employees.

Share Capital
-------------

3.   No resolution of the Corporation purporting to:

     (a) increase the maximum number of authorized shares of any Class of shares of the Corporation; or

     (b) create a new class or series of shares having voting rights of whatever kind (other than on default of payment of dividends) or having rights to participate in the profits of the Corporation in whatever manner (other than a class or series convertible into existing classes of shares or a class or series having a fixed dividend or a dividend determined without regard to profits);

     shall be effective unless, in addition to any other approval required by the Act, such resolution is approved by ordinary resolution of the holders of each of the Class A Subordinate Voting Shares and Class B Shares voting separately as a class.

Investment Policy
-----------------

4. Unless specifically approved by ordinary resolution of the holders of each of the Class A Subordinate Voting Shares and Class B Shares voting separately as a class, the Corporation shall not make an investment in an Unrelated Business where such investment together with the aggregate of all other investments in Unrelated Businesses on the date thereof exceeds twenty per cent (20%) of the Available Equity of the Corporation at the end of the fiscal quarter immediately preceding the date of the investment.

Dividend Policy
---------------

5. Unless otherwise approved by ordinary resolution of the holders of each of the Class A Subordinate Voting Shares and Class B Shares voting separately as a class, the holders of the Class A Subordinate Voting Shares and Class B Shares shall be entitled to receive and the Corporation shall pay thereon as and when declared by the board of directors out of the moneys of the Corporation property applicable to the payment of dividends, non-cumulative dividends in respect of each Year so that the aggregate of the dividends paid or payable in respect of such Year by the Corporation:

     (a) is equal to at least ten per cent (10%) of its After-Tax Profits after providing for dividends on its preference shares, for the Year; and

     (b) is, on average, equal to at least twenty per cent (20%) of its After-Tax Profits after providing for dividends on its preference shares for the Year and the two (2) immediately preceding Years.

                                                                            4E

Distribution Policy
-------------------

6. Unless otherwise approved by ordinary resolution of the holders of each of the Class A Subordinate Voting Shares and Class B Shares voting separately as a class, the Corporation shall be required to make distributions in accordance with the following provisions:

     (a) A minimum of seven per cent (7%) of Pre-Tax Profit of the Corporation for any Year shall be allocated to research and development, during the Year or the Year immediately following such Year;

     (b) A maximum of two per cent (2%) of Pre-Tax Profit is of the Corporation for any Year shall be allocated bythe Corporation or its Affillates to the promotion of Social Objectives, during the Year of the Year Immediately following such Year;

     (c) Ten per cent (10%) of Employee Pre Tax Profits Before Profit Sharing of the Corporation for any Year shall be allocated, distributed or deducted during the Year immediately following such Year as follows:
          (1) firstly, to the Employee Equity Participation and Profit Sharing Plan or to Participating Employees and Non Participating Employees directly in accordance with their respective entitlements pursuant to such plan or arrangement; and (ii) secondly in respect of the Corporation's obligations under the Employee Pension Plan. Notwithstanding the foregoing, the Corporation may allocate, distribute or deduct a greater amount than the amount referred above (such greater amount is defined as the "Excess Amount") to the extent that the amount available under sub-paragraph (ii), after taking into account the allocation and distribution under subparagraph (i) above, is not sufficient to satisfy the Corporation's obligations in respect of the Employee Pension Plan pursuant to the terms of the Employee Pension Plan or under applicable law;

     (d) The aggregate incentive bonuses paid or payable to Corporate Management in respect of each Year of the Corporation shall not exceed six per cent (6%) of the Pre-Tax Profits Before Profit Sharing of the Corporation for such Year and base salaries shall be comparable to those in industry generally. Provided, however, that Executive Management shall have the right to allocate the amount to be paid to individuals within Corporate Management as well as to determine the timing and manner (whether by shares or cash or otherwise) of payment.

                                  EXHIBIT "B"


                                      Commercial List Court File No. 05-CL-5713



                                    ONTARIO
                           SUPERIOR COURT OF JUSTICE

                                COMMERCIAL LIST

THE HONOURABLE                         WEDNESDAY, THE 2nd
MR. JUSTICE FARLEY                  )  DAY OF MARCH, 2005
                                    )


             IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT, R.S.O. 1990, c.B.16, AS AMENDED


             AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT
             OF DECOMA INTERNATIONAL INC.

                           DECOMA INTERNATIONAL INC.


                                                                     Applicant


                                  FINAL ORDER

     THIS APPLICATION, made by the Applicant Decoma International Inc. ("Decoma") for a final order pursuant to s. 182 of the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16, as amended (the "OBCA") approving a proposed arrangement involving Decoma and certain of its security holders (the "Arrangement") in accordance with the terms and conditions set out in, the plan of arrangement, was heard this day at 393 University Avenue, Toronto, Ontario.

     ON READING the Notice of Application issued January 18, 2005, the Interim Order of the Honourable Mr. Justice Farley dated January 24, 2005, the Affidavit of R. David Benson sworn January 21, 2005 and the exhibits attached thereto, the Supplementary Affidavit of R. David Benson sworn February 28, 2005 and the exhibits attached thereto, and the Affidavit of Carmen La Cavera sworn February 4, 2005 and the exhibits thereto, and on hearing the submissions of counsel for the Applicant and counsel for the Respondent Magna International Inc.;

     AND UPON CONSIDERING whether the Arrangement is fair and reasonable to parties affected,

1. THIS COURT ORDERS that the Arrangement as set out in the plan of arangement attached as Exhibit C of the Management Information Circular/Proxy Statement, attached as Exhibit "A" to the Affidavit of Carmen La Cavera, is fair and reasonable to the parties affected and is hereby approved in accordance with the terms and conditions set out in the plan of arrangement, pursuant to s. 182 of the OBCA

2. THIS COURT ORDERS that Decoma shall be entitled at any time to move to vary this final order, to seek the advice and directions of this Court as to the implementation of this final order and to apply for such further order or orders as may be appropriate.





                                        ---------------------------------
                                             JOSEPH P. VAN TASSEL







THIS IS TO CERTIFY THAT              LA PRESENT ATTEST OUE CE           ENTERED AT /INSCRITA TORONTO
THIS DOCUMENT, EACH PAGE OF          DOCUMENT. DONT CHACUNE             ON / BOOK NO:
WHICH IS STAMPED WITH THE            DES PAGES EST REVETUE DU           ___ / DANS LE REGISTRE NO.
SEAL OF THE SUPERIOR                 SCEAU DE LA COUR SUPERIEURE                           MAR 02 2005
COURT OF JUSTICE AT TORONTO.         DE JUSTICE A TORONTO, EST
IS A TRUE COPY OF THE DOCUMENT       UNE COPIE, CONFORME DU DOCUMENT
ON FILE IN THIS OFFICE               CONSERVE DANS CE BUREAU

DATED AT TORONTO THIS _____2 DAY OF MARCH 2005
FAIT A TORONTO LE        JOUR DE


_____________________________________________
REGISTRAR                       GREFFIER


IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT, R.S.O. 1990, c. B.16, AS AMENDED                             Court File No: 05-CL-5713

AND IN THE. MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF
DECOMIA INTERNATIONAL INC.

------------------------------------------------------------------------------------------------------------------------

                                                                                                 ONTARIO
                                                                                        SUPERIOR COURT OF JUSTICE

                                                                                     Proceeding commenced at Toronto


                                                                                ----------------------------------------

                                                                                              FINAL ORDER

                                                                                -----------------------------------------


                                                                                   Torys LLP
                                                                                   Suite 3000
                                                                                   79 Wellington St. W.
                                                                                   Box 270, TD Centre
                                                                                   Toronto, Ontario
                                                                                   M5K 1N2 Canada

                                                                                   Linda M. Plumpton  LSUC#:38400A
                                                                                   Tel:  416.865.8193

                                                                                   Andrew Gray LSUC#: 46626V
                                                                                   Tel: 416.865.7630
                                                                                   Fax: 416.865.7380

                                                                                   Solicitors for the Applicant
                                                                                   Decoma International Inc.

                              BY-LAW NO. 1B-92

             A by-law relating generally to the transaction of the
               business and affairs of Magna International Inc.
                              (the "Corporation")


                                   CONTENTS


Section
-------

1         Business of the Corporation
2         Directors
3         Delegation by the Board of Directors
4         Officers
5         Protection of Directors, Officers and Others
6         Shares
7         Meetings of Shareholders
8         Dividends and Rights
9         Notices
10        Repeal and Effective Date
11        General


BE IT ENACTED as a by-law of the Corporation as follows:

                                  Section 1

                          BUSINESS OF THE CORPORATION

1.1  Financial Year. Until changed by resolution of the board, the financial
     year of the Corporation shall end on July 31 in each year.   (see Note 1)

1.2 Execution of Contracts, etc. Contracts, documents and other instruments in writing requiring execution by the Corporation may be signed by any two directors or officers, one of whom holds the office of chairman, vice-chairman, president, executive vice-president, senior vice-president, vice-president, treasurer, assistant treasurer, controller or secretary, and all contracts, documents or other instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. For greater certainty, the corporate seal of the Corporation may but need not be affixed to such items. Any individual who is a director or who holds one of the offices named above may sign certificates and similar instruments (other than share certificates) on the Corporation's behalf with respect to any factual matters relating to the Corporation's business and affairs. Notwithstanding this provision, the board may from time to time direct the manner in which and the person or persons by whom any particular instrument or class of instruments may or shall be signed.

1.3 Registered Ofice. The registered office of the Corporation shall be situated in the municipality or geographical township within Ontario specified in the articles or in a special resolution and, until changed by resolution of the board, shall be situated at 36 Apple Creek Boulevard, Markham, Ontario.

1.4  Corporate Seal. Until changed by the board,
     the corporate seal of the Corporation shall              "corporate seal"
     be in the form impressed hereon.


1.5 Banking Arrangements. The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations and under such agreements, instructions and delegations of powers as the board, or the chairman, president, chief financial officer or any executive vice-president and one other officer, may from time to time prescribe. For greater certainty, the chairman, president, chief financial officer or any executive vice-president and one other officer shall have the authority to appoint bankers, authorize facsimile signatures on cheques, authorize signing officers to sign, endorse or deposit cheques, bills of exchange and similar

                                      -2-
documents, and attend to any other matters related to the Corporation's dealings with its bankers. (see Note 2)

1.6 Voting Rights in Other Bodies Corporate. The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments shall be in favour of such persons as may be determined by the officers executing or arranging for the same. In addition, the board may from time to time direct the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.


                                   Section 2
                                   DIRECTORS

2.1 Calling of Meetings. The chairman, the president, a quorum of the directors, or the secretary on the direction of any of the foregoing, may at any time call a meeting of the board at such time and place as they may determine.

2.2 Place of Meetings. Meetings of the board and of any committee of the board may be held at any place within or outside Ontario. In any financial year, a majority of the meetings of the board need not be held at a place within Canada.

2.3 Notice of Meetings. Notice of a meeting of the board shall be sent to each director not less than forty-eight hours before the time of the meeting provided that (i) no notice is required for the first meeting of the board held immediately after the shareholders' meeting at which the directors were elected and (ii) meetings of the board may be held at any time without notice if all the directors are present or if all the absent directors have waived notice.

2.4 Quorum for Meetings. A majority of the number of directors, one of whom is not an officer or employee of the Corporation or any of its affiliates, shall constitute a quorum for the transaction of business at any meeting of the board.

2.5 Chairman of Meetings. The chairman of any meeting of the board shall be the chairman of the Corporation if he or she is present. If the chairman of the Corporation is not present, the directors present shall choose one of their number to be chairman of the meeting.

2.6 Voting. Questions arising at any meeting of the board shall be decided by a majority of the votes cast. In case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote in addition to his original vote.

2.7 Remuneration and Expenses. Until changed by, or pursuant to a delegation of authority from the board, the directors, other than full time employees, shall be paid as remuneration for their services $10,000 per annum and, in addition, $1,000 for each meeting of the board or of a committee of the board which they attend. The directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the board or any committee thereof. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration
     therefor.                                                    (see Note 3)


                                   Section 3
                     DELEGATION BY THE BOARD OF DIRECTORS


3.1 Committees of the Board. Unless otherwise determined by the board, each committee of the board shall have the power to fix its quorum at not less than a majority of its members, to elect its chairman and to regulate its procedure. Where the composition of the committee requires a minimum number of persons who are neither officers nor employees, a quorum shall require the presence of such minimum number.

                                   Section 4

                                   OFFICERS


4.1 Appointment of Oficers. The board shall annually, or as often as may be required, designate such offices of the Corporation and appoint such officers as the board may consider advisable. None of such officers, other than the chairman, need be a director of the Corporation.

4.2 Duties of Oficers. The officers shall perform such duties as may be specified from time to time by, or pursuant to a delegation of authority from the board.

4.3 Term of Ofice. Every officer shall hold office during the pleasure of the board and shall be subject to removal from office by the board at any time, with or without cause.


                                   Section 5

                 PROTECTION OF DIRECTORS, OFFICERS AND OTHERS


5.1 Limitation of Liability. No director, officer or employee shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error in judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or employment or in relation thereto, unless the same are occasioned by his own negligence or wilful default; provided that nothing herein shall relieve any director, officer or employee from the duty to act in accordance with the Act or from liability for any breach thereof.

5.2 Indemnification. The Corporation shall indemnify a director, officer, former director, former officer or a person who acts or acted at the Corporation's request as a director or officer or other similar executive for another body corporate or other organization of which the Corporation is or was a shareholder (or other type of equity-holder) or creditor, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director, officer or other similar executive of such body corporate or other organization, to the full extent permitted by law. The Corporation is authorized to enter into agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law and may purchase and maintain insurance against the risk of its liability to indemnify pursuant to this provision.


                                   Section 6

                                    SHARES

6.1 Share Certificates. Unless the board otherwise determines, certificates representing shares in respect of which a transfer agent and/or registrar has been appointed shall not be valid unless countersigned by or on behalf of such transfer agent and/or registrar.

6.2 Joint Shareholders. Where two or more persons are registered as joint holders of any share, any one of the registered holders may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

6.3 Options. The board may from time to time allot or grant options to purchase the whole or any part of the authorized and unissued shares of the Corporation at such time and to such persons and for

                                      -4-
such consideration as the board shall determine, provided that no share shall be issued until it is fully paid as prescribed by the Act.


                                   Section 7

                           MEETINGS OF SHAREHOLDERS


7.1 Annual Meetings. The annual meeting of shareholders shall be held at such time in each year and at such place as the board or, failing it, the chairman or, failing him, the secretary may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appointing an auditor and transacting such other business as may properly be brought before the meeting.

7.2 Special Meetings. Either the board or the chairman may at any time call a special meeting of shareholders to be held at such time and at such place as they may determine.

7.3 Chairman, Secretary and Scrutineers. The chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: chairman, vice-chairman, president, an executive vice-president, or a vice-president who is a shareholder. If no such officer is present within fifteen minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chairman. If present, the secretary of the Corporation shall be secretary of the meeting. If the secretary is absent, the chairman of the meeting shall appoint another person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chairman of the meeting.

7.4 Persons Entitled to be Present. The only persons entitled to be present at a meeting of the shareholders shall be those entitled to vote thereat, the directors, the auditor and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Other persons may be permitted to attend on the invitation of the chairman of the meeting or with the consent of the meeting.

7.5 Quorum. A quorum for the transaction of business at any meeting of shareholders shall be two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxy for an absent shareholder so entitled.

7.6 Time Limit for Deposit of Proxies. A proxy shall be acted on only if, prior to the time (if any) specified in the notice calling a meeting of shareholders, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, it has been received by the secretary of the Corporation or by the chairman of the meeting prior to the time of voting.

7.7 Casting Vote. In case of an equality of votes at any meeting of shareholders either upon a show of hands or upon a ballot, the chairman of the meeting shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled as a shareholder or proxy nominee.

7.8 Show of Hands. Where a question at a meeting of shareholders is decided by a show of hands, every person who is present and entitled to vote shall have one vote.

7.9 Ballots. Where a ballot is required or demanded to decide any question at a meeting of shareholders, the ballot shall be taken in such manner as the chairman of the meeting shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. The result of a ballot shall be the decision of the shareholders upon the said question.

7.10 Shareholder Proposals. Any shareholder who has submitted a proposal to the Corporation relating to action which he desires to be taken at the next shareholders' meeting, of which the Corporation has given notice to shareholders, may discuss his proposal at the meeting to which it relates. Whenever the Corporation has not given notice of the proposal upon one or more of the grounds for refusal set forth in the Act, the shareholder does not have the right to discuss his proposal and, if he attempts to do so, the chairman of the meeting may rule him out of order.

                                      -5-
                                   Section 8

                             DIVIDENDS AND RIGHTS


8.1 Dividend Payments. A dividend payable in cash shall be paid by cheque drawn on an account with any of the Corporation's bankers to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

8.2 Non-receipt of Dividend Cheques. In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the secretary may from time to time prescribe.

8.3 Unclaimed Dividends. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.


                                   Section 9

                                    NOTICES

9.1 Method of Giving Notice. Any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Act, the articles, the by-laws or otherwise to a shareholder, director, officer, auditor or member of a committee of the board shall, subject to the provisions of the Act, be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to his recorded address or if mailed to him at his recorded address by prepaid ordinary or air mail or if sent to him at his recorded address by any means of prepaid transmitted or recorded communication. A notice so delivered shall be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box and shall be deemed to have been received on the fifth day after so depositing; and a notice so sent by any means of transmitted or recorded communication shall be deemed to have been given when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch. The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the board in accordance with any information believed by him to be reliable. The recorded address of a director shall be his latest address as shown in the records of the Corporation or in the most recent notice filed under the Corporations Information Act, whichever is the more current. In its discretion, the Corporation may cause any notice to be published on three occasions in one or more Canadian newspapers published in each city in which there are at least fifty shareholders. Such newspaper notices need not reproduce the material which accompanies the notice if the newspaper notice includes information as to places where shareholders may attend to collect such accompanying material.

9.2 Notice to Joint Shareholders. If two or more persons are registered as joint holders of any share, any notice shall be addressed to all of such joint holders but notice to one of such persons shall be sufficient notice to all of them.

9.3 Computation of Time. In computing the date when notice must be given under any provision of this by-law requiring a specified number of days notice of any meeting or other event, the date of giving the notice and the last day of the notice period shall be excluded and, if the last day of the notice period is a Sunday or a holiday, the notice period shall terminate on the next day following that is not a Sunday or a holiday.

9.4 Undelivered Notices. If any notice given to a shareholder pursuant to this by-law is returned on three consecutive occasions because he cannot be found, the Corporation shall not be required to give any further notices to such shareholder until he informs the Corporation in writing of his new address.

                                      -6-
9.5 Omissions and Errors. The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

9.6 Persons Entitled by Death or Operation of Law. Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom he derives his title to such share prior to his name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which he became so entitled) and prior to his furnishing to the Corporation the proof of authority or evidence of his entitlement prescribed by the Act.

9.7 Waiver of Notice. Where a notice or document is required by the Act, the articles, the by-laws or otherwise, the notice may be waived or the time for the sending of the notice or document may be waived or abridged at any time with the consent in writing of the person entitled thereto.


                                  Section 10

                           REPEAL AND EFFECTIVE DATE

10.1 Repeal. Upon the enactment of this by-law by the board, By-law No. 1A-83 of the Corporation is repealed provided that such repeal shall not affect the previous operation of such by-law or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under the validity of any contract or agreement made pursuant to such by-law prior to its repeal. All officers and persons acting under such by-law so repealed shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or board with continuing effect passed under such repealed by-law shall continue good and valid except to the extent inconsistent with this by-law and until amended or repealed.

10.2 Efective Date. This by-law shall become effective immediately upon its enactment by the board, but is subject to confirmation or rejection at the next meeting of shareholders.


                                  Section 11

                                    GENERAL

11.1 Corporate Terms. In this by-law and all other by-laws of the Corporation, unless the context requires otherwise, the terms "articles", "auditors", "board", "chairman", "chief financial officer", "directors", "employees", "executive vice-presidents", "officers", "president", "secretary", "shareholders", "special resolutions", "vice-chairman" and "vice-presidents" mean, respectively, the articles, auditors, board of directors, chairman of the board, chief financial officer, directors, employees, executive vice-presidents, officers, president, secretary, shareholders, special resolutions, vice-chairman and vice-presidents (if any, in certain cases) of the Corporation at the relevant time.

11.2 Business Corporations Act. In this by-law, "Act" means the Business Corporations Act (Ontario) and the regulations thereto, as such may be amended or substituted from time to time. Unless otherwise defined in this by-law or the context requires otherwise, words and expressions defined in the Act shall have the same meanings when used herein.

11.3 Number of Directors. In this by-law, the term "number of directors" means the number of directors provided for in the articles or, whenever a minimum and maximum number of directors is provided for in the articles, the number of directors shall be such number as may be determined from time to time by special resolution or, if the special resolution empowers the directors to determine the number, such number as may be determined by resolution of the directors.

11.4 Interpretation. In this by-law, words importing the singular include the plural and vice versa; words importing any gender include any other gender; and words importing persons include individuals, bodies corporate, partnerships, trusts and unincorporated organizations.

11.5 Invalidity. The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

     ENACTED the 11th day of August, 1992.




     "Frank Stronach"                            "Gary M. Cohn"
----------------------------            -------------------------------
        Chairman                                    Secretary





At a Special Meeting of Shareholders held on September 17, 1992, the shareholders of the Corporation confirmed By-law No. 1B-92 as a by-law of the Corporation.

                           Notes to By-law No. 1B-92
                                (the "By-law")

                           MAGNA INTERNATIONAL INC.
                           ------------------------
                              (the "Corporation")


Note 1

On September 21, 1998, the board of directors of the Corporation passed a resolution changing the financial year end from July 31 to December 31 which became effective for the financial period August 1, 1998 to December 31, 1998.




Note 2

On October 22, 1997, the board of directors of the Corporation passed a resolution changing the municipality in which its registered office was located from 36 Apple Creek Boulevard, Markham, Ontario L3R 4Y4 in the Town of Markham to 337 Magna Drive, Aurora, Ontario L4G 7K1 in the Town of Aurora and authorized the filing of Articles of Amendment confirming same which Articles were filed on December 17, 1997.



Note 3

The board of directors of the Corporation passed resolutions on the following dates, amending the remuneration paid to directors, namely: December 6, 1995, May 11, 1998, January 28, 2000, May 8, 2002 and January 13, 2004.